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                                                                     EXHIBIT 5.1

              [COOLEY GODWARD CASTRO HUDDLESON & TATUM LETTERHEAD]

August 28, 1996

Interactive Group, Inc.
5085 Murphy Canyon Road
San Diego, California 92123

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Interactive Group, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 235,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), including 200,000 additional shares available for grant under the Company's 1995 Stock Option Plan (the "1995 Plan") and 35,000 shares issuable pursuant to an outstanding stock option (the "Option") issued outside the 1995 Plan.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the 1995 Plan and the Option, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


/s/  D. Bradley Peck
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D. Bradley Peck